Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-80995 of Cox Communications, Inc. on Form S-8 of our report dated June 20, 2003, appearing in this Annual Report on Form 11-K of the Cox Communications, Inc. Savings and Investment Plan for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 27, 2003